Exhibit (d)(13)

ASSUMPTION AGREEMENT

AGREEMENT made as of January 1, 2012 between Turner Investment Partners, Inc. (“Turner”) and Turner Investments, LP (“TIP”).

WHEREAS, Turner Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Turner had been previously appointed as investment adviser to the Market Neutral Fund, Medical Sciences Long/Short Fund, Spectrum Fund, Titan Fund, All Cap Growth Fund, Concentrated Growth Fund, Emerging Growth Fund, Large Growth Fund, Midcap Growth Fund, Small Cap Growth Fund, International Growth Fund, and Global Opportunities Fund (collectively, the “Funds”) of the Trust pursuant to an Investment Advisory Agreement dated April 28, 1996, as amended (the “Investment Advisory Agreement”);

WHEREAS, Turner had entered into contractual waiver agreements dated January 31, 2011 and February 2, 2011 (“Waiver Agreements”) with the Trust on behalf of the Funds; and

WHEREAS, Turner and TIP intend that TIP act as investment adviser with respect to the Funds pursuant to the Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                             TIP hereby assumes all rights and obligations of Turner under the Investment Advisory Agreement and Waiver Agreements with respect to the Funds.

2.                             Turner and TIP hereby represent that, after the assumption referred to above: (a) the management personnel of Turner responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, will be the same and will provide the same services for the Funds as officers or employees of TIP; and (b) both Turner and TIP will be 100% owned by its employees, with Robert E. Turner as Chairman and Chief Investment Officer and majority and controlling shareholder.  Consequently, Turner and TIP believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Funds.

3.                             TIP is hereby bound by all of the terms of the Investment Advisory Agreement and Waiver Agreements, which will continue in full force and effect with respect to TIP.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	/s/ Sandy Marino	TURNER INVESTMENT PARTNERS, INC.

		By:	/s/ Brian F. McNally
(Authorized Officer)

		Name:	Brian F. McNally

		Title:	General Counsel & CCO

Attest:	/s/ Sandy Marino	TURNER INVESTMENTS, LP

		By:	/s/ Thomas R. Trala, Jr.
(Authorized Officer)

		Name:	Thomas R. Trala, Jr.

		Title:	Executive Managing Director & COO

Acknowledged and Accepted as of the Date
First Set Forth Above:

TURNER FUNDS

By:	/s/ Brian F. McNally

Name:	Brian F. McNally

Title:	Vice President, Secretary & CCO